Exhibit 99

Investor Contact	Media Contact
Greg T. Aschman	Kevin G. Lowery
(212) 836-2674	(412) 553-1424
Mobile (724) 422-7844

ALCOA TAKING DECISIVE ACTION TO ADDRESS

ECONOMIC DOWNTURN

•	Smelting Output Reduced 750,000 mtpy, or 18% of Output

•	Reducing Headcount by 13,500 (13% of Global Workforce) and an Additional 1,700 Contractor Positions

•	Freezing Salaries and Hiring

•	Selling Four Non-Core Downstream Businesses

•	Reducing 2009 Capital Expenditures by 50%

•	Taking Advantage of New Sourcing For Raw Materials

•	Exchanging Equity Stakes with Orkla; Alcoa To Take 100% Ownership of 2 Elkem Smelters For its 45% Stake in SAPA

•	After-Tax Charges For 4Q 2008 Range from $900 to $950 Million, 80% Non-Cash

PITTSBURGH, PA – January 6, 2009 – Alcoa today detailed a series of specific actions to conserve cash, reduce costs and strengthen the Company’s competitiveness during the current economic downturn. Building on the Company’s commitment from October, these actions address additional production curtailments, cost and procurement efficiencies, portfolio streamlining and reduction of capital expenditures and other liquidity enhancements.

“These are extraordinary times, requiring speed and decisiveness to address the current economic downturn, and flexibility and foresight to be prepared for future uncertainties in our markets,” said Klaus Kleinfeld, President and CEO of Alcoa Inc. “We are taking a wide-ranging set of aggressive, but prudent, measures to ensure that Alcoa maintains its competitive lead in today’s challenging markets while also emerging even stronger when the economy recovers.”

Production Curtailments

Further smelting reductions of more than 135,000 metric tons per year (mtpy) will be implemented resulting in reduction of total primary aluminum output by more than 750,000 mtpy, or 18 percent of annualized output. Alumina production will also be reduced accordingly across the global refining system to a total of 1.5 million mtpy in response to market conditions. Curtailments will be fully implemented by the end of the first quarter 2009.

Cost and Procurement Efficiencies

Targeted reductions, curtailments and plant closures and consolidations will reduce headcount by more than 13,500 employees or 13 percent of the Company’s worldwide workforce by the end of 2009. An additional 1,700 contractor positions also will be eliminated. The Company has also instituted a global salary and hiring freeze.

Accelerated procurement actions to address major input costs such as energy, coke, caustic soda, and aluminum fluoride will provide significant short term cash benefits. Initiatives to secure raw materials from alternate suppliers globally are providing cost advantages for several key inputs. These actions are expected to yield savings of greater than 20 percent in each of the materials. Lower market oil and gas prices also are having a positive impact.

Alcoa continued to make progress on its re-powering strategy and has finalized and signed agreements to supply power through 2040 to three smelters in Quebec that will benefit approximately 25% of the Company’s smelting production. Nearly 80% of the Company’s capacity is now covered by re-powering agreements and self generation through 2025 and the Company is aggressively pursuing other efforts across its portfolio.

Portfolio Streamlining

As previously announced, Alcoa and ORKLA ASA (Orkla) have agreed to exchange their stakes in a Norwegian smelting partnership and a Swedish extrusion joint venture in order to focus on their respective areas of expertise and best practices. Alcoa will receive Orkla’s 50 percent stake in Elkem Aluminum and Orkla will receive Alcoa’s 45 percent stake in the SAPA extrusion profiles business.

Elkem Aluminum, which will be 100 percent owned by Alcoa following the transaction, includes aluminum smelters in Lista and Mosjoen, Norway with a combined output of 282,000 metric tons per year (mtpy). Included in the transaction is Elkem’s stake in a newly opened anode plant in Mosjoen in which Alcoa already holds an approximate 82 percent stake.

Alcoa also intends to divest four non-core downstream businesses: Electrical and Electronic Systems; Global Foil; Cast Auto Wheels; and Transportation Products Europe. The businesses to be sold had 2008 combined revenues of $1.8 billion and an estimated after-tax operating loss of approximately $105 million. The businesses employ a combined 22,600 people at 38 locations. Expected net proceeds for the divestitures are estimated to be approximately $100 million.

Capital Expenditures and Liquidity

Building on the previously announced initiative to conserve cash and suspend the Company’s share repurchase program, the Company is stopping all non-critical capital investment. Capital expenditures in 2009 are projected to be down to $1.8 billion, a 50 percent decrease from 2008, and will be $1.5 billion after partner contributions. Capital spending includes approximately $750 million for the completion of key Brazilian growth projects. The Sao Luis refinery expansion and the greenfield Juruti bauxite mine are scheduled to be finished in the first half of 2009.

Impact

Total charges for the 4th quarter 2008 due to restructuring, impairment and other special charges are expected to be between $900 and $950 million after tax, or $1.13 to $1.19 per share, of which approximately 80 percent is non-cash. The restructuring and divestiture program is expected to save approximately $450 million before taxes on an annualized basis.

“Because we recently completed an extensive competitive analysis, including a strategic review of each business, we have been able to quickly identify and implement effective responses that strengthen our market competitiveness and financial staying power in the economic downturn. We will continue to monitor the dynamic market situation to ensure that we adjust capacity to meet any future changes in demand and seize new opportunities that emerge. These are extraordinary times requiring extraordinary actions,” said Mr. Kleinfeld.

Note: Detailed actions by segment and businesses are covered in the attached appendix.

Appendix to Press Release – 4th Quarter Actions by Alcoa Organizations

Primary Metals and Alumina

•

Further smelting reductions of 135,000 metric tons per year (mtpy) will be implemented resulting in reduction of total primary aluminum output by more than 750,000 mtpy, or 18 percent of annualized output. The combined curtailments include all smelting at the company’s Alcoa, Tennessee Operations (rigid packaging division operations there are not impacted). Alumina production will also be reduced accordingly across the global refining system to a total of 1.5 million mtpy in response to market conditions. Curtailments will be fully implemented by the end of the first quarter 2009.

•	Cost reductions across the global primary metals and alumina operations, including those associated with curtailments, affecting approximately 2,600 employee and contractor positions.

•

To help further reduce Alcoa’s cost position, the Company finalized new power agreements in Quebec through 2040. The agreements will supply clean, renewable energy to all three of the Company’s aluminum smelters in the province – Baie Comeau, Becancour (ABI), and Deschambault – and enable Alcoa to upgrade and expand Baie Comeau production. The agreements cover approximately 1.1 million mtpy, or more than 25 percent of the Company’s production.

•

Significant progress has been made on the Alumar alumina refinery expansion and the greenfield Juruti bauxite mine in Brazil and both are nearing completion. When finished, Juruti and Alumar will contribute to Alcoa’s world-class mining and refining system, moving Alcoa into the lowest-cost quartile of the global cost curve. Expenditures on the projects have been reduced by approximately $150 million through efficiencies and a strengthened U.S. dollar.

•

To further reduce costs, Alcoa has accelerated procurement actions to address major input costs such as energy, coke, caustic soda, and aluminum fluoride that will provide significant short term cash benefits. These initiatives to secure raw materials from alternate suppliers globally are providing cost advantages for several key inputs and include developing new supply chains, primarily originating in China, to lower its input costs for strategic raw materials. These actions have generated savings of greater than 20% in each of the materials. Lower market oil and gas prices also are having a positive impact.

•	Actions taken and positioning by the Alumina and Primary businesses over the last 90 days are expected to reduce operating costs by approximately 25%.

Flat Rolled Products

•	The planned sale of the global foil business serving the industrial and packaging markets.

•	Restructuring and downsizing of the Company’s Mill Products businesses in Europe and North America resulting in the reduction of approximately 900 positions.

•	Optimization of the Company’s global hard alloy extrusion production operations serving a variety of markets, resulting in the elimination of approximately 235 positions in the U.S. and Europe.

•	Alignment of production with demand at the Company’s Russian operations impacting approximately 18 percent of the positions.

Engineered Products and Solutions

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The planned sale of the Electrical and Electronic Systems business (AEES) serving the automotive and heavy truck markets. In addition, in order to address declining customer demand, the business is reducing the number of positions across North America and Europe by approximately 6,500.

•	The planned sale of the Transportation Products Europe business including operations in Italy, Hungary and Germany.

•	After these portfolio adjustments, revenue in Engineered Products & Solutions derived from the automotive market will decrease from approximately 20 percent to approximately five percent.

•

The exiting of the auto cast wheel business and subsequent consolidation of the Beloit, WI facility employing approximately 265 by June 1, 2009. The company will continue to produce and market forged wheels.

•

Consolidation of operations in the building and construction systems business to maximize operating efficiencies and align capacity with the decline in the commercial building and construction segment.

•	Alignment of production with demand across the global Power and Propulsion business has resulted in the layoff of approximately 1,100 people.

Corporate

•	The elimination of approximately 260 corporate staff and contractor positions across the Company in order to reduce overhead serving various businesses.

•	The Company also has frozen hiring and salaries where possible.

•	The Company’s open market exposure to oil and gas will allow it to benefit from falling prices, albeit on a lag basis.

•

Capital expenditures in 2009 are projected to be down to $1.8 billion, a 50 percent decrease from 2008, and will be $1.5 billion after partner contributions. Capital spending includes approximately $750 million for the completion of key Brazilian growth projects. The Sao Luis refinery expansion and the greenfield Juruti bauxite mine are scheduled to be finished in the first half of 2009.

Forward Looking Statement

Certain statements in this release relate to future events and expectations and as such constitute forward-looking statements involving known and unknown risks and uncertainties that may cause actual results, performance or achievements of Alcoa to be different from those expressed or implied in the forward-looking statements. Alcoa disclaims any obligation to update publicly any forward-looking statements, whether in response to new information, future events or otherwise, except as required by applicable law. Important factors that could cause actual results to differ materially from those in the forward-looking statements include: (a) material adverse changes in economic or aluminum industry conditions generally, including global supply and demand conditions and fluctuations in London Metal Exchange-based prices for primary aluminum and other products; (b) material adverse changes in the markets served by Alcoa, including automotive and commercial transportation, aerospace, building and construction, distribution, packaging, and industrial gas turbine markets; (c) Alcoa’s inability to achieve the level of cost reductions, cash generation or conservation, return on capital improvement, improvement in profitability and margins, or strengthening of operations anticipated by management in connection with its restructuring activities; (d) continued volatility or deterioration in the financial markets, including disruptions in the commercial paper, capital and credit markets; (e) Alcoa’s inability to mitigate impacts from increased energy, transportation and raw materials costs, including caustic soda, calcined coke and natural gas, or from other cost inflation; (f) Alcoa’s inability to complete its joint venture or growth projects or achieve efficiency improvements at newly constructed or acquired facilities as planned and by targeted completion dates; (g) unfavorable changes in laws, governmental regulations or policies, foreign currency exchange rates or competitive factors in the countries in which Alcoa operates; (h) significant legal proceedings or investigations adverse to Alcoa, including environmental, product liability, safety and health and other claims; and (i) the other risk factors summarized in Alcoa’s Form 10-K for the year ended December 31, 2007, Forms 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008 and other reports filed with the Securities and Exchange Commission.